UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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AVAYA INC.
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Annoucement from Lou D’Ambrosio

Publication Date: 5-Jun-2007

To the employees of Avaya,

Today we took another important step in our history.

We just announced that we have entered into a definitive merger agreement with Silver Lake and TPG Capital, two of the world’s preeminent private equity companies for approximately $8.2 billion or $17.50 per share of Avaya common stock, representing a significant premium over trading values prior to rumors about a transaction.

In addition to providing compelling returns for shareholders, this transaction delivers clear value for our employees and customers. Going private creates an environment for Avaya and its employees to accelerate the execution of our strategy. It provides an opportunity to extend our technology and services leadership and powerfully advance our ability to deliver the “gold standard” of solutions to our customers.

We are playing to win. While this is a big step, most things will not change for our company. We are more confident than ever that our three priorities - strategy, execution and culture - are right on target:

1.               Strategy - “play to win,” move up the value stack;

2.               Execution - get ourselves into fighting shape;

3.               Culture - create a thrilling and rewarding work environment.

We have made enormous progress in each of these areas, thanks to the tireless effort and commitment of the Avaya team.

We now have two new, outstanding partners: Silver Lake and TPG. They are completely aligned with our strategy and mission. Both firms bring a breadth of resources, investments, and insight into the communications and software industries. Furthermore, they have outstanding track records in working with the management teams of technology companies to deliver outstanding results.

In the press release issued today, David Roux, co-founder and managing director of Silver Lake, said, “Our interests are aligned with the long-term interests of Avaya’s customers and employees ... to build on the company’s remarkable technology and history, which spans more than a century, to develop advanced IP communications solutions as a source of competitive advantage for customers.”

John Marren, a partner at TPG, said, “As one of the earliest private investors in technology and telecommunications, TPG has come to know and admire Avaya for its roster of leading customers, history of product innovation and commitment to customer service. We look forward to working with our partners at Silver Lake and Avaya’s excellent team to continue to build this exciting franchise.”

It’s an exciting time for the Avaya team and its customers. We expect the transaction to close in the fall of 2007, subject to receipt of shareholder approval and customary regulatory approvals and closing conditions.

I look forward to discussing today’s announcement with you in greater detail. We will hold an all-employee call on Tuesday June 5 at 10:30 a.m. ET. Please watch for further information.

Thank you.

Louis J. D’Ambrosio
President and CEO

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In connection with the proposed Merger, Avaya will file a proxy statement and other documents with the Securities and Exchange Commission (the “SEC”).  INVESTORS AND SECURITYHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER CAREFULLY IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.  Avaya’s stockholders and other interested parties will be able to obtain, without charge, a copy of the proxy statement (when available) and other documents filed by Avaya at the SEC’s website at http://www.sec.gov.  The proxy statement and such other documents may also be obtained for free from Avaya by directing such request by mail to Avaya Inc., 211 Mount Airy Road, Basking Ridge, New Jersey 07920, attn: Investor Relations, telephone (908) 953-7501, or from the company’s website, http:www.avaya.com.

Avaya and its directors, executive officer and other members of its management and employees may be deemed to be participants in the solicitation of proxies from Avaya’s stockholders with respect to the proposed merger.  Information concerning the interests of Avaya’s participants in the solicitation is set forth in the company’s proxy statement for the 2007 Annual Meeting of Stockholders, which was filed with the SEC on December 22, 2006 and information concerning all of Avaya’s participants in the solicitation will be included in the proxy statement relating to the proposed merger when it becomes available. Each of these documents is, or will be, available from the SEC and Avaya as indicated above.

MASTER Q&A

General/Financial

What did Avaya announce?

Avaya announced that it has entered into a definitive merger agreement with Silver Lake, the leading investment firm focused on large-scale investments in technology-driven growth industries, and TPG Capital, a leading private investment partnership.

Can you quantify this agreement?

The agreement is for approximately $8.2 billion or $17.50 per common share.

Are there any conditions that could affect the ultimate buyout price?

This is an all-cash transaction at $17.50/share of Avaya common stock.  There is no purchase price adjustment.

What does it mean to “go private”?

Typically, the stock is then owned by one or more institutional investors.

What is a private equity firm?

A private equity firm raises private capital (money) from corporate and public pension funds, endowments, foundations and certain individuals, and invests that capital in both public and private companies across all industries. Both Silver Lake and TPG Capital are well known private equity firms.

Why go private?

This transaction offers our shareholders a premium of approximately 28 percent over Avaya’s closing share price on May 25, 2007, the last trading day prior to published reports regarding a potential transaction, and a 33 percent premium over Avaya’s average closing share price during the 30 trading days ending May 25, 2007.

This transaction also offers our employees the opportunity to receive cash for their vested and unvested shares.

In addition, companies that go private typically have significant flexibility to manage their business and the ability to make faster decisions.

Our partners know the technology industry and have an excellent reputation for building value by providing strong financial resources and strategic insights.  They are committed to supporting our growth and to providing long-term opportunities for Avaya’s employees.

Who are Silver Lake and TPG Capital?

Silver Lake is the leading investment firm focused on large scale investments in technology, technology-enabled, and related growth industries. Silver Lake seeks to achieve superior returns by investing with the strategic insight of an experienced industry participant, the operating skill of a world-class manager and the financial expertise of a disciplined private equity investor. Silver Lake’s mission is to function as a value-added partner to the management teams of the world’s leading technology franchises. Its portfolio includes or has included technology industry leaders such as Ameritrade, Avago, Business Objects, Flextronics, Gartner, Instinet, IPC Systems, MCI, NASDAQ, Network General, NXP, Sabre Holdings, Seagate Technology, Serena Software, SunGard Data Systems, Thomson and UGS. For more information, please visit www.silverlake.com.

TPG Capital is the global buyout group of TPG, a leading private investment firm founded in 1992, with more than $30 billion of assets under management and offices in San Francisco, London, Hong Kong, New York, Minneapolis, Fort Worth, Melbourne, Menlo Park, Moscow, Mumbai, Shanghai, Singapore and Tokyo. TPG Capital has extensive experience with global public and private investments executed through leveraged buyouts, recapitalizations, spinouts, joint ventures and restructurings. TPG Capital’s investments span a variety of industries including technology, financial services, retail/consumer, media and communications, travel, healthcare and industrials. Please visit www.tpg.com.

How much equity will each buyer contribute?

Silver Lake and TPG are equal equity partners in the deal.

How much debt will the company take on?

We have not disclosed a specific debt figure.  What we can tell you is that we expect the company to have a conservative capital structure.

Do you have full financing commitments?

Citigroup and Morgan Stanley acted as financial advisors to Silver Lake and TPG and have committed, together with JPMorgan, to provide debt financing for the transaction.

When do you expect the transaction to close?

The transaction is expected to be completed in the fall of 2007, subject to receipt of shareholder approval and customary regulatory approvals, as well as satisfaction of other customary closing conditions.

Are there any significant contingencies that investors should be aware of that could cause this transaction to terminate other than the normal regulatory reviews, shareholder votes, or other contingencies?

No.

Do you have a “go shop” period?  If so, for how long?

The acquisition agreement provides that Avaya may solicit and entertain proposals from third parties for 50 days after the date of the merger agreement.  In accordance with the merger agreement, the board of directors of Avaya with the assistance of its independent advisors, intends to actively solicit other proposals during this period.  In addition, Avaya may, at any time, subject to the terms of the merger agreement, respond to unsolicited proposals.  There can be no assurance that this process will result in an alternative transaction.  Avaya does not intend to disclose developments with respect to the solicitation process unless and until its board of directors has made a decision.

Do you expect a bidding war?

We cannot speculate on this.

Did the board consider other offers?

After an extensive review of Avaya’s strategic alternatives with Avaya management and our financial advisors, Avaya’s board of directors determined that this transaction with Silver Lake and TPG provides the best value for Avaya’s shareholders.

I read in the 8-K that certain Avaya directors recused themselves from voting.  Why is that?

The board of directors decided that three directors were not independent for legal purposes, and thus those directors did not participate in the vote.

Do you expect any significant regulatory challenges?

The transaction is expected to be completed in the fall of 2007, subject to receipt of shareholder approval and customary regulatory approvals, as well as satisfaction of other customary closing conditions.

Do you expect any disruptions to customers during this review/closing period?  How do you plan to minimize them?

There will be no disruption in the way we serve our customers.  We will continue to provide customers with the world-class solutions and services they have come to expect from us.

Do you have any update on how the current quarter is going?

No.

Will you be splitting the company up and selling parts of it off?

We have no plans to break up Avaya.  The investment partners were attracted to Avaya for the strength of the company — its management, technology and operations — and we are focused on building and growing the business as a whole.  Together, the management team and the sponsors are taking a long-term approach to building value, and our interests are all aligned with those of Avaya’s customers and employees.  Over time, management will work together with Silver Lake and TPG to evaluate the best structure and strategic options for achieving the company’s long-term goals going forward.

The press release says this is a merger, but is it really a buyout?

This is a cash merger in which all of the equity is purchased.

What happens between the announcement today and closing?

It is business as usual, serving customers with excellence and maintaining our focus on delivering results for the quarter and the year.

Are the new owners involved in running the business?

Avaya’s board of directors will continue to run the business as usual until the transaction has closed.

Will anything change immediately?

Our business priorities, our FY07 commitments, and our commitments to our customers and our employees have not changed.

Employee-Specific

What does this mean for employees?

For virtually all of Avaya’s employees, day-to-day activities will not change. We do not expect major changes to our organization or leadership structure as a result of this transaction. We will continue to make changes within our company, consistent with our strategy, which help us serve our customers better and succeed against the competition.

Does this mean Avaya employees will now be working for a different company?

The corporate entity Avaya will remain.  After the transaction has closed, however, the entity will have different owners.

Will the corporate headquarters change?

Corporate headquarters will remain in Basking Ridge, New Jersey.

Should we expect layoffs?

There are currently no new plans to reduce employment levels.

How will this affect salary, bonuses and benefits for Avaya employees?

For the time being, there will be no changes to our current plans.

What will happen to the represented employees in the U.S. and Europe?

Avaya will continue to honor its collective bargaining agreements.

What will happen to stock awards for employees who received them in the past?

The merger agreement provides for the cashing out of stock options at the time of the merger.  Restricted stock (RSUs) vest in full and will be exchanged for the merger consideration.

What will replace the equity portion of our incentive plans for those who currently participate?

The long-term compensation programs have not yet been discussed.

If I have vested stock options and want to exercise them before the transaction closes, can I do so?

Subject to Avaya’s stock trading policy, you may exercise options and sell shares as usual.

Will my years of service be credited for benefit purposes?

Avaya will continue to exist as a corporate entity.  This transaction will have no impact on pension benefits.

Will incentive bonus programs continue?

We expect to complete our fiscal year 2007 before the transaction closes and to calculate year-end bonuses as planned.

What communication channels have been established to inform employees of events and how will information related to benefits, payroll and other critical transition concerns be conveyed?

We will make every effort to keep you informed as we work through the details, but please remember this is a multi-step process, and not all of the details will be available immediately.  We have publicized relevant executive letters and press releases; we have held and will continue to hold conference calls and town-hall meetings with a variety of employee groups.  We have prepared communication material specifically for vice presidents, customer-facing sales people, customers, partners, investors and industry analysts.  We will continue to share additional information appropriately as soon as it becomes available.

Do you plan on closing any facilities?

There are no current plans to reduce Avaya’s operating and manufacturing footprint.  Over time, we will work to make changes within the company, consistent with its long-term strategic goals, to increase competitiveness and help Avaya better serve its customers.

What should I do if I get a call from a reporter, analyst or shareholder?

Only authorized Avaya spokespersons may respond to such calls.  We ask that you do not talk to reporters, analysts or stockholders about the transaction. Please direct them to the appropriate company spokespersons:

Media

•       Lynn Newman, 908-953-8692 (office)

908-672-1321 (mobile)

•       Jim Finn, 212-841-6200 (office)

650-868-9105 (mobile)

Industry Analysts

•       Evan Quinn, 617-947-6600 (mobile)

Financial analysts or shareholders

•       Matt Booher, 908-953-7500

***********

In connection with the proposed Merger, Avaya will file a proxy statement and other documents with the Securities and Exchange Commission (the “SEC”).  INVESTORS AND SECURITYHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER CAREFULLY IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.  Avaya’s stockholders and other interested parties will be able to obtain, without charge, a copy of the proxy statement (when available) and other documents filed by Avaya at the SEC’s website at http://www.sec.gov.  The proxy statement and such other documents may also be obtained for free from Avaya by directing such request by mail to Avaya Inc., 211 Mount Airy Road, Basking Ridge, New Jersey 07920, attn: Investor Relations, telephone (908) 953-7501, or from the company’s website, http:www.avaya.com.

Avaya and its directors, executive officer and other members of its management and employees may be deemed to be participants in the solicitation of proxies from Avaya’s stockholders with respect to the proposed merger.  Information concerning the interests of Avaya’s participants in the solicitation is set forth in the company’s proxy statement for the 2007 Annual Meeting of Stockholders, which was filed with the SEC on December 22, 2006 and information concerning all of Avaya’s participants in the solicitation will be included in the proxy statement relating to the proposed merger when it becomes available. Each of these documents is, or will be, available from the SEC and Avaya as indicated above.